EXHIBIT 10.1

*	Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

SECOND AMENDMENT TO PATENT LICENSE AGREEMENT

between

STC.UNM and ONCOTHYREON INC.

THIS SECOND AMENDMENT TO PATENT LICENSE AGREEMENT (“Second Amendment”) is made effective as of September 15, 2015 (the “Second Amendment Effective Date”) by and between STC.UNM (hereinafter referred to as “STC”), a New Mexico nonprofit corporation, with its principal office at 801 University Boulevard SE, Suite 101, Albuquerque, New Mexico 87106, and ONCOTHYREON INC. (hereinafter referred to as “Oncothyreon” or “LICENSEE”), a Delaware corporation with a principal office at 2601 Fourth Avenue, Suite 500, Seattle, WA 98121. As of the Second Amendment Effective Date, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

1. Background of Second Amendment. STC and Oncothyreon are parties to a Patent License Agreement (STC Ref. No. 2013-0170) effective June 30, 2014, as amended on February 2, 2015 (the “License Agreement”). Oncothyreon wishes to engage Dr. C. Jeffrey Brinker (“Principal Investigator”) under a separate consulting agreement to perform certain work related to protocell technology (“Research”). Principal Investigator is an employee of both the University of New Mexico (“UNM”) and Sandia corporation (“Sandia”). STC, UNM and Sandia are parties to a Memorandum of Understanding on Intellectual Property effective August 31, 2006, as amended by the First Amendment effective August 31, 2011 (collectively, “MOU”) and a Letter Agreement effective September 4, 2015 (“Letter Agreement”). In consideration for Oncothyreon funding the Research, the parties wish for Oncothyreon to have the option to obtain an exclusive license to certain patents and patent applications arising from the Research, as set forth in more detail below. Capitalized terms in this Second Amendment, unless defined herein, shall have the meanings ascribed to such terms in the License Agreement.

2. Amendment of Section 2.10. Section 2.10 of the License Agreement is hereby amended to read entirely as follows:

The parties agree that all patents or patent applications on any inventions or discoveries covering or related to protocells that are: (a) owned by STC, and (1) name the same Inventors as any of the Licensed Patents and (2) are developed pursuant to the Sponsored Research Agreement by and between the University and LICENSEE, dated as of July 14, 2014 as amended (the “Sponsored Research Agreement”); or, (b) name the same Inventors as any of the Licensed Patents (including, for clarity, Principal Investigator, whether as the sole inventor or as a co-inventor with other Inventors of the Licensed Patents or with LICENSEE’S employees or contractors) and cover subject matter conceived and/or reduced to practice by Principal Investigator in performance of the Research (whether solely by Principal Investigator or jointly with other Inventors of the Licensed Patents or LICENSEE’s employees or contractors), to the extent STC is named as, or otherwise becomes, the commercialization manager pursuant to the MOU and/or the Letter Agreement for such patents or patent applications referenced in this subsection (b), shall be added to this Agreement as a Licensed Patent and shall be subject to the terms and conditions of this Agreement, including the royalty obligations set out herein,

STC & Oncothyreon Second Amendment to Patent License – STC Agreement Ref. No. 2013-0170	Page 1 of 2

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*Confidential Treatment Requested.

at LICENSEE’s election without the need for any further action by the parties upon the payment by LICENSEE to STC of $[*] for each such Licensed Patent LICENSEE elects to add to this Agreement in accordance with this Section 2.10. The provisions of subsection (a) above shall apply notwithstanding anything to the contrary in Section 7(c)(ii) of the Sponsored Research Agreement. Such payment shall be due within thirty (30) days after LICENSEE’s election to add the applicable patent or patent application to this Agreement. STC will promptly notify LICENSEE of any such patent applications. In addition, the parties agree that to the extent that STC owns any rights under patents and patent applications claiming any inventions or discoveries covering or related to protocells but that are not covered by subsections (a) or (b) above, the parties agree to discuss in good faith adding such patents or patent applications as Licensed Patents under this Agreement. For clarity, nothing in this Agreement shall be construed to limit LICENSEE’s joint ownership rights in and to any invention conceived or reduced to practice by Principal Investigator jointly with LICENSEE’s employees or contractors, or LICENSEE’s ability to claim or exploit, without any duty to account, any such joint ownership rights.

3. Ratification. Except as amended hereby, all other terms and conditions of the License Agreement are ratified and confirmed and remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Second Amendment to be executed by its duly authorized representative on the respective dates entered below, effective as of the Second Amendment Effective Date.

LICENSOR: STC.UNM		LICENSEE ONCOTHYREON INC.

By:	/s/ Elizabeth J. Kuuttila	By:	/s/ Scott Peterson

	Elizabeth J. Kuuttila	Printed Name: Dr. Scott Peterson
	President & CEO	Title: Chief Scientific Officer

Date: 9/17/15		Date: 17 Sept. 2015

*Confidential Treatment Requested.

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